Exhibit 99.1
FOR IMMEDIATE RELEASE

July 27, 2023

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2023 Operating Results

DALLAS, TEXAS, July 27, 2023 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $239.6 million for the quarter ended June 30, 2023. In comparison, for the quarters ended March 31, 2023 and June 30, 2022, the Bank reported net income of $174.7 million and $65.6 million, respectively. For the six months ended June 30, 2023, the Bank reported net income of $414.3 million, as compared to $106.7 million for the six months ended June 30, 2022.

Total assets at June 30, 2023 were $174.0 billion, compared with $181.2 billion at March 31, 2023 and $114.3 billion at December 31, 2022. Average total assets increased from $68.4 billion and $65.0 billion for the three and six months ended June 30, 2022, respectively, to $187.1 billion and $160.9 billion for the corresponding periods in 2023. The $7.2 billion decrease in total assets during the second quarter of 2023 was primarily attributable to a decrease in the Bank's advances ($15.8 billion) partially offset by increases in the Bank's short-term liquidity holdings ($8.1 billion), long-term investments ($0.3 billion) and mortgage loans held for portfolio ($0.2 billion). The $59.7 billion increase in total assets during the six months ended June 30, 2023 was attributable primarily to increases in the Bank's advances ($40.1 billion), short-term liquidity holdings ($17.7 billion), long-term investments ($1.3 billion) and mortgage loans held for portfolio ($0.4 billion).

Advances totaled $109.0 billion at June 30, 2023, compared with $124.8 billion at March 31, 2023 and $68.9 billion at December 31, 2022. The Bank's mortgage loans held for portfolio totaled $4.8 billion at June 30, 2023, as compared to $4.6 billion at March 31, 2023 and $4.4 billion at December 31, 2022.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at June 30, 2023, March 31, 2023 and December 31, 2022. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.4 billion at June 30, 2023, as compared to $16.1 billion at March 31, 2023 and $15.1 billion at December 31, 2022. At June 30, 2023, March 31, 2023 and December 31, 2022, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2023, March

31, 2023 and December 31, 2022, the Bank's short-term liquidity holdings totaled $42.8 billion, $34.7 billion and $25.1 billion, respectively.

The Bank's retained earnings increased to $2.140 billion at June 30, 2023 from $1.966 billion at March 31, 2023 and $1.834 billion at December 31, 2022. On June 29, 2023, a dividend of $65.8 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2023 (and, for comparative purposes, as of March 31, 2023 and December 31, 2022, and for the quarters ended March 31, 2023 and June 30, 2022 and the six months ended June 30, 2022) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2023 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 795 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2023
(Unaudited, in thousands)

	June 30, 2023	March 31, 2023	December 31, 2022
Selected Statement of Condition Data:

Assets
Investments (1)	$59,507,921	$51,166,492	$40,613,512
Advances	109,031,770	124,833,636	68,921,869
Mortgage loans held for portfolio, net	4,780,545	4,564,655	4,395,175
Cash and other assets	663,320	611,574	418,000
Total assets	$173,983,556	$181,176,357	$114,348,556

Liabilities
Consolidated obligations
Discount notes	$41,309,102	$62,209,960	$46,270,265
Bonds	121,323,406	106,947,356	59,946,458
Total consolidated obligations	162,632,508	169,157,316	106,216,723
Mandatorily redeemable capital stock	8,452	7,198	7,453
Other liabilities	2,767,648	3,572,757	2,123,303
Total liabilities	165,408,608	172,737,271	108,347,479
Capital
Capital stock — putable	6,216,036	6,390,682	3,984,105
Retained earnings	2,139,693	1,965,882	1,834,446
Total accumulated other comprehensive income	219,219	82,522	182,526
Total capital	8,574,948	8,439,086	6,001,077
Total liabilities and capital	$173,983,556	$181,176,357	$114,348,556

Total regulatory capital (2)	$8,364,181	$8,363,762	$5,826,004

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Selected Statement of Income Data:
Net interest income (3) (4)	$285,545	$196,124	$102,098	$481,669	$192,283
Other income (loss)	13,696	37,609	(5,712)	51,305	(26,543)
Other expense	32,945	39,644	23,547	72,589	47,214
AHP assessment	26,648	19,422	7,288	46,070	11,857
Net income	$239,648	$174,667	$65,551	$414,315	$106,669

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of June 30, 2023, March 31, 2023 and December 31, 2022, total regulatory capital represented 4.81 percent, 4.62 percent and 5.09 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended June 30, 2023, March 31, 2023 and June 30, 2022, fair value hedge ineffectiveness increased (reduced) net interest income by $(12.528) million, $(22.708) million and $1.409 million, respectively. During the six months ended June 30, 2023 and 2022, fair value hedge ineffectiveness increased (reduced) net interest income by $(35.236) million and $13.812 million, respectively.
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